EXHIBIT F


                            [J.P. Morgan letterhead]




November 2, 1999


Board of Directors
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH 45237

Attention:  Mr. Frank J. O'Connell
            Chairman

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Gibson Greetings, Inc. (the "Company") of the consideration to be paid to them in connection with the proposed Offer and Merger (each as defined below). Pursuant to the Agreement and Plan of Merger, dated as of November 2, 1999 (the "Agreement"), among the Company, American Greetings Corporation (the "Buyer") and Granite Acquisition Corp., a wholly owned subsidiary of the Buyer ("Merger Subsidiary"), Merger Subsidiary will make an offer (the "Offer") to purchase for cash any and all of the outstanding shares of common stock, par value $0.01 per share, of the Company (each, a "Share") at a price of $10.25 per Share, subject to adjustment as set forth in the Agreement. Pursuant to the Agreement, following consummation of the Offer, Merger Subsidiary will be merged with and into the Company (the "Merger" and, together with the Offer, the "Transaction"), the Company will be the surviving corporation, and each Share outstanding immediately prior to the effective time of the Merger (other than Shares to be canceled pursuant to the Agreement and other than dissenting Shares) will be converted into the right to receive $10.25 in cash or any higher price paid for each Share in the Offer.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the Shares; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company for the period ended June 30, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed


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necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the Offer, Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction as contemplated by the Agreement will be obtained without any meaningful adverse effect on the Company or the Buyer. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Transaction and have received a fee from the Company for our services. We will also receive an additional fee if the proposed Offer or Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company or the Buyer. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Transaction is fair, from a financial point of view, to such stockholders.

This letter is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares in the Offer or how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any filing by the Company with the Securities and Exchange Commission in connection with the Offer or the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.



By: /s/ John S. Sheldon
    ---------------------------------
    Name:  John S. Sheldon
    Title: Managing Director